        As filed with the Securities and Exchange Commission on January 31, 2000
                                                    Registration No. 333-_______
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ________________

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     under
                          THE SECURITIES ACT OF 1933
                               ________________

                              Chemdex Corporation
            (Exact name of Registrant as specified in its charter)

        Delaware                                          77-0465496
 (State of incorporation)                   (I.R.S. Employer Identification No.)

                             1500 Plymouth Street
                            Mountain View, CA 94043
                   (Address of principal executive offices)
                            _______________________

                              Chemdex Corporation
                            1998 Stock Option Plan
                           (Full title of the Plan)
                            _______________________

                               James G. Stewart
                            Chief Financial Officer
                              Chemdex Corporation
                             1500 Plymouth Street
                            Mountain View, CA 94043
                                (650) 567-8900

(Name, address and telephone number, including area code, of agent for service)
                            _______________________
                                   Copy to:

                                Jeffrey Y. Suto
                               Venture Law Group
                          A Professional Corporation
                              2800 Sand Hill Road
                         Menlo Park, California 94025
                                (650) 854-4488

                              Page 1 of 34 Pages
                           Exhibit Index on Page 34
              (Calculation of Registration Fee on following page)

                                  CALCULATION OF REGISTRATION FEE
                                                          Proposed
                                                           Maximum        Proposed
                                       Maximum Amount     Offering        Maximum          Amount of
                                           to be          Price Per      Aggregate       Registration
Title of Securities to be Registered   Registered(1)        Share      Offering Price         Fee
------------------------------------------------------------------------------------------------------
1998 Stock Option Plan
 Common Stock,
 $.0002 par value.....................  605,230         $99.25 (2)     $60,069,077.50       $15,858.24

 Total:                                 605,230                        $60,069,077.50       $15,858.24

_______________________
(1) This Registration Statement shall also cover any additional shares of Common Stock which are issued or become issuable under any of the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee. The computation with respect to the securities offered is based upon the average high and low sale prices of the Common Stock as reported on the Nasdaq National Market on January 25, 2000.

                              CHEMDEX CORPORATION

                        FORM S-3 REGISTRATION STATEMENT

  CROSS REFERENCE SHEET REQUIRED BY ITEM 501 OF REGULATION S-K FOR THE RESALE
                     PROSPECTUS CONSTITUTING PART I HEREIN

------------------------------------------------------------------------------------------------------------------
Item Number and Description in Part I of  S-3            Caption in Prospectus
------------------------------------------------------------------------------------------------------------------
1.  Forepart of the Registration Statement and Outside   Outside Front Cover Page
 Front Cover Page of Prospectus
------------------------------------------------------------------------------------------------------------------
2.  Inside Front and Outside Back Cover Pages of         Available Information; Incorporation of Certain
 Prospectus                                              Documents by Reference; Table of Contents
------------------------------------------------------------------------------------------------------------------
3.  Summary Information                                  "The Company"
    Risk Factors                                         Risk Factors
    Ratio of Earnings to Fixed Charges                   Not Applicable
------------------------------------------------------------------------------------------------------------------
4.  Use of Proceeds                                      Use of Proceeds
------------------------------------------------------------------------------------------------------------------
5.  Determination of Offering Price                      Not Applicable
------------------------------------------------------------------------------------------------------------------
6.  Dilution                                             Not Applicable
------------------------------------------------------------------------------------------------------------------
7.  Selling Security Holders                             Selling Stockholders
------------------------------------------------------------------------------------------------------------------
8.  Plan of Distribution                                 Plan of Distribution; Outside Front Cover Page
------------------------------------------------------------------------------------------------------------------
9.  Description of Securities to be Registered           Not Applicable
------------------------------------------------------------------------------------------------------------------
10. Interests of Named Experts and Counsel               Legal Matters
------------------------------------------------------------------------------------------------------------------
11. Material Changes                                     Not Applicable
------------------------------------------------------------------------------------------------------------------
12. Incorporation of Certain Information by Reference    Where You Can Find More Information
------------------------------------------------------------------------------------------------------------------
13. Disclosure of Commission Position on                 Indemnification of Officers and Directors
 Indemnification for Securities Act Liabilities
------------------------------------------------------------------------------------------------------------------

                                    PART I

                                  PROSPECTUS

                                605,230 Shares

                              CHEMDEX CORPORATION

                                 Common Stock

     This Prospectus relates to the possible resale by certain Selling Stockholders (as defined below and as listed on page 26 of this Prospectus) from time-to-time of 605,230 shares of the Common Stock, par value $.0002 per share (the "Shares"), of Chemdex Corporation, a Delaware corporation (the "Company"), issued upon the exercise of certain stock options. The Shares are listed on the Nasdaq National Market under the symbol CMDX.

     The holders of Shares that may be resold pursuant to this Prospectus are collectively referred to herein as the "Selling Stockholders." All Shares covered by this Prospectus are subject to certain restrictions which lapse over a prescribed period of time. No Shares may be resold, and the Company will take actions to prevent such resale, until such time as all restrictions have lapsed with respect to the Shares being resold. See "Plan of Distribution."

     If resold, the Shares would be offered for the respective accounts of the Selling Stockholders. Any or all of the Selling Stockholders may be deemed to be affiliates of the Company at the time such shares are offered or sold by them. See "Selling Stockholders." The Company anticipates that if any of the Selling Stockholders chooses to resell any of the Shares pursuant to this Prospectus, such sales will be transacted by the Selling Stockholders in ordinary market transactions, in sales pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise. The Selling Stockholders might be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions, or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company will receive none of the proceeds from any sales of Shares by the Selling Stockholders.

                                  __________

Prospective investors should review and consider carefully the discussion under
                     "Risk Factors," beginning on page 9.

                                  ___________

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this Prospectus. You should not rely on any unauthorized information. This Prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this Prospectus is current as of the date on the cover. The Company will bear the costs of registering the Shares under the Securities Act.

                                ______________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The Date of this Prospectus is January 31, 2000

                      WHERE YOU CAN FIND MORE INFORMATION

     This Prospectus is part of a registration statement on Form S-8 that we filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this Prospectus in accordance with the rules of the SEC. We file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., and at the SEC Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC's World Wide Web site at http://www.sec.gov. Reports, proxy and information statements and other information concerning Chemdex Corporation may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this Prospectus, which means that information included in those documents is considered part of this Prospectus. Information that we file with the SEC after the effective date of this Prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), until the Selling Stockholders have sold all the shares.

     The following documents filed with the SEC are incorporated by reference in this Prospectus:

      1. Our Prospectus filed on July 28, 1999 pursuant to Rule 424(b) of the Securities Act, which contains audited financial statements for the latest fiscal year;

      2. All other reports we have filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since July 28, 1999, including our quarterly report on Form 10-Q for the quarter ended September 30, 1999 (as filed on November 12, 1999) and a current report on Form 8-K dated December 10, 1999 (as filed on January 4, 2000);

      3. The description of our Common Stock contained in a Form 8-A filed with the SEC under the Exchange Act on July 23, 1999, including any amendment or report filed for the purpose of updating such description;

      4. All documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which documents are deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing (except that no document shall be deemed to be incorporated by reference if filed after the filing of a post-effective amendment which deregisters securities then remaining unsold); and

      5. The Company's Current Report on Form 8-K filed with the SEC on January 25,000.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference. You should direct any requests for documents to Geraldine Moore, 1500 Plymouth Street, Mountain View, California, 94043, telephone: (650) 567-8900.

This Prospectus contains forward-looking statements that relate to future events or to our future financial performance. These statements are only predictions.
    Actual events or performance results may differ significantly from those anticipated in the forward-looking statements.


                                   THE COMPANY

Chemdex's Business

  Overview

     Chemdex is a leading provider of e-commerce solutions to the highly fragmented life sciences industry. We enable life sciences enterprises, researchers and suppliers to efficiently buy and sell research products through the Chemdex Marketplace, a secure, Internet-based purchasing solution. The Chemdex Marketplace utilizes an advanced search engine and software to allow users to easily identify, locate and purchase life sciences research products. We believe the Chemdex Marketplace and purchasing solution provide significant benefits to enterprises, researchers and suppliers.

  Industry Background

     Growth of Business-to-Business Commerce on the Internet

     The Internet has emerged as the fastest growing communications medium in history and is dramatically changing how businesses and individuals communicate and share information. International Data Corporation estimates that the number of Internet users will grow from 97 million at the end of 1998 to 320 million by 2002, though Chemdex may not benefit from this growth. The Internet has created new opportunities for conducting commerce, such as business-to-consumer and person-to-person e-commerce. Recently, the widespread adoption of intranets and the acceptance of the Internet as a business communications platform has created a foundation for business-to-business e-commerce that offers the potential for organizations to streamline complex processes, lower costs and improve productivity. Internet-based business-to-business e-commerce is poised for rapid growth and is expected to represent a significantly larger opportunity than business-to-consumer or person-to-person e-commerce. According to Forrester Research, business-to-business e-commerce is expected to grow from $43 billion in 1998 to $1.3 trillion in 2003, accounting for more than 90% of the dollar value of e-commerce in the United States by 2003, though Chemdex may not benefit from this growth.

     The dynamics of business-to-business e-commerce relationships differ significantly from those of other e-commerce relationships. Business-to-business e-commerce solutions frequently automate or otherwise impact workflows or processes that are fundamental to a business's operations by replacing various paper-based transactions with electronic communications. In addition, business-to-business e-commerce solutions must often be integrated with an enterprise's existing information systems, a process that can be complex, time-consuming and expensive. Finally, personnel throughout the enterprise must be trained to use the solution. Consequently, selection and implementation of a business-to-business e-commerce solution represents a significant commitment by the enterprise, and the costs of switching solutions are high. In addition, because business transactions are typically recurring and non-discretionary, the average order size and lifetime value of a business-to-business e-commerce customer is generally greater than that of a business-to-consumer e-commerce customer.

     Business-to-business e-commerce solutions that offer improved efficiency through the automation of business processes and workflows are being targeted toward a variety of industries. These solutions are likely to be most readily accepted by industries characterized by a large number of buyers and sellers, a high degree of fragmentation among buyers, sellers or both, significant dependence on information exchange, large transaction volume and user acceptance of the Internet.

     The Life Sciences Research Products Market

     The life sciences research products market is large and growing, with a myriad customers and suppliers. According to the Laboratory Products Association, the North American life sciences research products market was estimated to be approximately $9.4 billion in 1998. Outside of North America, the life sciences research products market is concentrated in Europe and Japan. The growth in the life sciences research products market is driven by increasing research and development expenditures by pharmaceutical and biotechnology companies, as well as an increase in the level of research funding available for grant by the National Institutes of Health, similar international government agencies and private foundations. Research and development budgets have been increasing as new discovery tools, such as genomics, combinatorial chemistry and high-throughput screening, are developed and utilized. These new technologies allow researchers to experiment with thousands of chemical compounds simultaneously, which requires extensive use of reagents and other life sciences research products.

     The life sciences research products market is highly fragmented. There are over 5,000 suppliers offering more than one million products, many of which are highly specialized. Life sciences research products include reagents, chemical compounds, specialty chemicals, consumables, research instruments and other equipment. The primary purchasers and users of life sciences research products are research scientists working in pharmaceutical and biotechnology companies, and academic and research institutions.

     Limitations of Traditional Purchasing Methods for Life Sciences Research Products

     Traditional purchasing methods in the life sciences industry are inefficient, costly and time-consuming for both the researcher and the enterprise. Product orders are traditionally handled through an internal, paper-based purchasing process that requires manual preparation of a purchase order, written approval by the researcher's purchasing manager and manual order tracking, billing and reporting across multiple departments within the enterprise. Researchers, or their purchasing agents, place orders by telephone, fax or e-mail and typically must place orders with multiple suppliers to obtain all products related to a single research experiment. Additionally, the paper-based orders are costly for purchasers and suppliers to track and bill, and the decentralized order process does not facilitate data collection, which is required to take full advantage of volume discounts or other economies of scale. In addition, given the specialized and complex nature of life sciences research products, the researchers have specific and unique knowledge regarding product selection. Therefore, it is difficult to integrate these purchases with the enterprise's purchasing policies and business rules.

     The fragmentation of the life sciences supplier base also creates inefficiencies for researchers. Since the researcher is often searching for a specific product to meet the parameters of a research experiment, the current paper-based purchasing process is complex, cumbersome and time-consuming. For example, a life sciences researcher studying intracellular communications related to cancer cells may need to purchase select antibodies for use in a research experiment. There are numerous suppliers of antibodies, and product specificity, reactivity, purity and other characteristics vary among suppliers. Researchers may spend several hours examining multiple paper product catalogs and other information from different suppliers to identify the most appropriate product.

     Traditional purchasing methods also present a number of challenges to suppliers trying to reach life sciences researchers with product information. Due to the high cost of printing and distributing paper catalogs, suppliers cannot cost-effectively manage frequent updates and distribution of time-sensitive information. In addition, individual researchers frequently move from enterprise to enterprise, making it difficult for suppliers to maintain contact with them. While some suppliers have developed Internet websites to communicate with individual researchers, few have invested the significant time and money required to establish an effective e-commerce channel with their customer base. Most suppliers, often very small in size, have limited resources available to support the growing challenge of marketing and selling to the fragmented, worldwide life sciences research products market.

     Opportunity for Business-to-Business E-commerce Solution

     Recognizing the limitations of traditional purchasing methods, several large pharmaceutical and biotechnology companies have developed automated purchasing systems. These systems attempt to streamline the purchasing process and leverage purchasing volumes, but often have limitations. These solutions may only offer access to the products of a limited number of suppliers and may not be scalable. In addition, enterprises incur significant costs developing internal solutions, integrating them with other enterprise systems and maintaining their compliance with the enterprise's business rules and purchasing policies.

     Despite efforts by these enterprises, the fragmentation and complexities of the life sciences industry and the current paper-based purchasing process create the need for a business-to-business e-commerce solution that seamlessly links suppliers and purchasers of research products. To effectively address the needs of the life sciences enterprise, a solution must be cost-effective, easily implemented and maintained, enable the enterprise to enforce its particular purchasing policies and business rules, enable the collection of data to maximize volume purchase discounts and interface to multiple suppliers. To effectively address the needs of the researcher, a solution must be easy to use and provide comprehensive product selection, in-depth product information, specialized search capabilities and an efficient order and order-tracking mechanism. To effectively address the needs of customers and suppliers, it is important that the solution offer a neutral and fair marketplace with full catalog descriptions of products and retail product pricing information. Such information must also be fairly and accurately presented to researchers. In addition, the solution should offer suppliers an opportunity for incremental sales, the ability to offer customer-specific pricing and an opportunity to leverage any existing electronic catalogs that may have been implemented by the supplier.

  The Chemdex Solution

     Chemdex is a leading provider of e-commerce solutions to the life sciences research products market. The Chemdex Marketplace is a secure, Internet-based purchasing solution that enables life sciences enterprises, researchers and suppliers to efficiently buy and sell life sciences research products. The Chemdex Marketplace utilizes a database of approximately 750,000 life sciences research products, advanced search engines and transaction software that enable users to easily identify, locate and purchase the products they need. We also provide applications that enable our customers and suppliers to interface with the Chemdex Marketplace to automate their transactions. In addition to the Chemdex Marketplace, we provide professional and implementation services to enable our customers to take full advantage of the capabilities of the Chemdex Marketplace.

     Benefits to the Enterprise

     Chemdex's purchasing solution enables enterprises to integrate their business rules and processes, and negotiated supplier pricing with the Chemdex Marketplace. We also provide enterprises the option of tailoring our solution to meet their needs. Our purchasing solution requires minimal investment of time and capital by our enterprise customers to install, maintain and use. Our solution automates, consolidates and monitors the approval and invoicing process as well as the order placement and delivery information for the enterprise. In addition to reducing the cost of purchasing, our solution allows our enterprise customers to enforce their particular business rules and aggregate purchases to obtain volume discounts and other economies of scale. The Chemdex Marketplace resides entirely on our servers, is accessible by standard browsers and requires minimal software installation or integration at the customer site.

     Benefits to the Researcher

     Researchers, research assistants and other users within enterprises benefit from the Chemdex Marketplace because it offers them convenient and easy one-stop shopping. A researcher can use our advanced search engine to identify and locate products from a broad product database and can use our automated ordering and approval process to purchase products. For example, our solution allows a researcher to personalize a list of product favorites to facilitate product selection and recurring orders. The Chemdex Marketplace offers other advantages over the traditional paper catalog alternative, including the online ability to compare various products from a single or multiple suppliers and track the progress of an order. These features result in significant time savings for the researcher.

     Benefits to the Supplier

     We offer suppliers a cost-effective opportunity to reach more customers and sell more products by establishing or enhancing their Internet presence and providing links to existing online or electronic catalogs. The Chemdex Marketplace also offers suppliers the capability to implement customer-specific pricing, update product information and introduce new products without being limited by specific catalog publication cycles. In many cases, the Chemdex Marketplace will appeal to suppliers as being less costly than traditional distribution or representation arrangements because, among other factors, our purchasing discounts may be less than those of traditional distributors. We plan to provide tools to our suppliers that enable the online update and modification of their product databases hosted on our servers, or to integrate the Chemdex Marketplace directly with their systems. The Chemdex Marketplace is neutral in that its search capability identifies products that meet the researchers' search criteria, and provides an unbiased comparison of product characteristics and pricing to allow the researcher to make a reasoned choice based upon the information provided by suppliers.

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this Prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, results of operations and financial condition could be materially adversely affected. This could cause the trading price of our common stock to decline, and you might lose part or all of your investment.

Factors Affecting our Business Condition

     In addition to the other information included in this document, the following factors should be considered in evaluating our business and future prospects:

Our limited operating history makes it difficult for you to evaluate our business and our prospects

     We were founded in September 1997 and have a limited operating history. Prior to investing in our common stock, you should consider the risks and difficulties that we face as an early stage company in a new and rapidly evolving market. Some of these specific risks and difficulties include:

     o we may be unable to significantly increase and maintain customer adoption and use of our Internet-based purchasing solution;

     o we depend substantially on a purchasing solution that has been present in the market for a limited time and may not be successful;

     o    we may be unable to develop and enhance the Chemdex brand;

     o we may be unable to maintain existing or establish new relationships with suppliers of life sciences research products;

     o we depend substantially on revenues from product sales and we may be unable to significantly increase revenues from product sales or generate revenues from other sources;

     o we may be unable to adapt to rapidly changing technologies and developing markets;

     o we may be unable to effectively manage our rapidly expanding operations and the increasing use of our services;

     o we may be unable to attract, retain and motivate qualified personnel, particularly people who understand specialized life sciences research products or the life sciences industry in general;

     o we may be unable to compete in a highly competitive market dominated by larger, more established companies with substantial financial resources and significant customer relationships; and

     o we may be unable to comply with applicable laws and regulations to economically compete in a highly competitive market.

     In 1998, we generated revenues of $29,000 and in the nine months ended September 30, 1999 we generated revenues of $11.6 million. Due to our limited operating history, we believe that period-to-period comparisons of our revenues and results of operation are not meaningful. As a result, you should not rely on our revenues or results of operations for any prior period as an indication of future performance or prospects.

We have a history of losses and anticipate continued losses for the foreseeable future

     We have had substantial losses since our inception. We currently expect our losses to increase in the future and we cannot assure you that we will ever achieve or sustain profitability. As of September 30, 1999, we had an accumulated deficit of approximately $42.2 million. The extent of these losses will be contingent, in part, on the amount of growth in our revenue. The extent of these losses will also be contingent, in part, on the amount of growth in our operating expenses, which we plan to increase. If our revenues fail to grow at anticipated rates or our operating expenses increase without a commensurate increase in our revenues, or we fail to adjust operating expense levels accordingly, the imbalance between revenues and operating expenses will negatively affect our business, revenues, results of operations and financial condition.

     To date we have derived our revenues primarily from product sales. In order to increase our revenues, we must, among other things:

     o attract new enterprise customers and retain existing enterprise customers;

     o encourage researchers employed by our enterprise customers to adopt our Internet-based purchasing solution and to use it frequently;

     o increase our product offering by adding and maintaining supplier relationships; and

     o    develop new sources of revenues beyond our existing revenue sources.

     If we are unable to accomplish one or more of these objectives, our revenues may not grow as we anticipate, if at all, and our business, revenues, financial condition and results of operations will be negatively affected. We may not be able to build on our current sources of revenues by adding additional products or services. Even if we do add additional products or services, there are economic, legal, regulatory and other risks associated with adding these new revenue sources. For example, we may post advertisements on our web site to generate advertising revenue. However, our supplier relationships may be harmed if our suppliers associate advertisements posted on our web site with a bias in our offering of life sciences research products.

Our business model is not proven and may not be successful

     Our business-to-business e-commerce model is based on the development of the Chemdex Marketplace for the purchase and sale of life sciences research products. This business model is new and not proven and depends upon our ability to, among other things:

     o sell our purchasing solution to pharmaceutical and biotechnology companies and academic and research institutions;

     o achieve high rates of adoption by researchers within enterprise customers;

     o maintain our current suppliers and enter into agreements with additional suppliers;

     o generate significant revenues from the use of our Internet-based purchasing solution; and

     o    obtain higher transaction volumes and increase productivity.

     We cannot be certain that our business model will be successful or that we can achieve or sustain revenue growth or generate any profits. The success of this business model will require, among other things, that we develop and market solutions with broad market acceptance by our customers, suppliers, users and strategic partners. We cannot be certain that business-to-business commerce on the Internet generally, or our purchasing solution, services and brand in particular, will achieve broad market acceptance. For example, purchasers may continue purchasing products through their existing methods and may not adopt an Internet-based purchasing solution because of their comfort with existing purchasing habits and direct supplier relationships, the costs and resources required to switch purchasing methods, the need for products not offered through the Chemdex Marketplace, security and privacy concerns, or general reticence about technology or the Internet.

Our gross margins are low and we will have to increase productivity in our business to be profitable

     Our gross margin for the nine months ended September 30, 1999 was approximately 4.9%. Our gross margins are determined by price arrangements with our suppliers, and thus we are vulnerable to any changes in those pricing arrangements. Any decrease would have a significant negative impact on our financial results. Our gross margins on sales of life sciences research products are small relative to the margins earned by traditional distributors of life sciences research products. If we do not increase these discounts, substantially increase our revenues, and scale our business in a manner that generates increased productivity, including further automation of our purchasing solution, we may never achieve profitability. Distributors, in general, operate with low margins. This is especially true in the life sciences research products market.

     In addition, due to our low gross margins, unexpected costs or expenses we incur would substantially affect our ability to achieve or maintain operating profits. For example, we generally bear the risks of the loss of products upon shipment by our suppliers to our customers, of product returns and refunds to our customers, and of non-collection of accounts receivable. Although we maintain insurance for claims for damages to our customers or others caused by our products we do not have insurance coverage for the costs of products lost during shipment, product returns or uncollectable accounts receivable.

We are subject to government regulation that exposes us to potential liability and negative publicity

     We currently rely upon our suppliers to meet all packaging, distribution, labeling, hazard and health information notices to purchasers, record keeping and licensing requirements applicable to our business during the entire transaction. Our reliance on suppliers' regulatory due diligence assessment of purchasers and the compliance by suppliers and purchasers with applicable governmental regulations may not be sufficient if we are held to need our own licenses. For example, if we are held to be seller or a distributor of regulated products because we did take legal title, we may have inadvertently violated some governmental regulations by not having the appropriate license or permit and may be subject to potentially severe civil or criminal penalties and fines for each offense. We are aware that some of our prior sales may have been made in the absence of us having the requisite local, state, or federal license or permit. We may be subject to potentially severe civil and criminal penalties and fines for each of these sales, which could have a material adverse impact on our business, revenues, results of operations and financial condition. In addition to these prior sales, we are unable to verify that our suppliers have in the past complied, or will in the future comply, with the applicable governmental regulatory requirements, or that their actions are adequate or sufficient to satisfy all governmental or other legal requirements that may be applicable to our sales. We could be fined or exposed to civil or criminal liability, including monetary fines and injunctions, and we could receive potential negative publicity, if the applicable governmental regulatory requirements have not been, or are not being, fully met by our suppliers or by us directly. Negative publicity, fines and liabilities could also occur if an unqualified person, or even a qualified customer, lacks the appropriate license or permits to sell, use or ship, or improperly receives a dangerous or unlicensed product through the Chemdex Marketplace. We do not maintain any reserve for potential liabilities resulting from government regulation. It is also possible that a number of laws and regulations may be adopted or interpreted in the United States and abroad with particular applicability to the Internet.

We rely on a limited number of enterprise customers, and any loss of an enterprise customer could have a negative effect on us

     We expect that for the foreseeable future we will generate a significant portion of our revenues from a limited number of enterprise customers. Further, our enterprise customers are not obligated to use our purchasing solution exclusively or for any minimum number of transactions or dollar amounts. We currently do not offer all of the life science research products required by our customers, and we expect that our customers will continue to use multiple sources to meet their needs. In addition, our contracts with our customers are for limited terms and our customers may discontinue use of our Chemdex Marketplace at any time upon short notice and without penalty. If we lose any of our enterprise customers, or if we are unable to add new enterprise customers, our revenues will not increase as expected, we will lose access to the researchers employed by these enterprises, we could lose a number of our product suppliers, and our brand name and customer and supplier perceptions of our purchasing solution would be harmed.

We will be very dependent on our strategic relationship with VWR for the foreseeable future

     We recently entered into a strategic relationship agreement with VWR Scientific Products Corporation to jointly market VWR laboratory products using the Chemdex Marketplace. The agreement gives us the right to offer approximately 350,000 VWR-distributed products to our customers through the Chemdex Marketplace. VWR and Chemdex are also jointly developing an Internet purchasing solution for VWR's existing and future customers that will provide access to three categories of products:

     o    products distributed by VWR (VWR core products),

     o    products distributed by Chemdex (Chemdex core products), and

     o products that are not distributed by either VWR or Chemdex but are purchased from third parties (third party products).

     The extent to which our operations are integrated with VWR and the potential financial impact on us of this strategic relationship makes us very dependent on VWR for the foreseeable future. We may experience technical or logistical difficulties in integrating VWR's suppliers, products and services with the Chemdex Marketplace. If we are unable to do so in a timely manner, our business, revenues, financial condition and results of operations could be negatively affected. In addition, our agreement with VWR is nonexclusive except as to the purchase of third party products by VWR and some other provisions and has a limited term. We cannot be certain that VWR will not enter into a similar relationship with one of our competitors, or that VWR will renew our agreement at the end of its term.

     We receive no fee for orders for VWR core products through the Chemdex Marketplace from VWR's 40 largest customers and we receive a minimal fee for all other orders for VWR core products forwarded to VWR. Under the terms of the agreement, VWR provides some support services for purchasing third party products in exchange for a fee which approximates VWR's costs incurred.

     Since we receive minimal gross margins for sales of third party products, our gross profit margins on these sales are lower than our margins on sales of Chemdex core products. To the extent sales of VWR core products or third party products increase relative to, or displace our sales of Chemdex core products, our revenues and gross margins will likely decline, which would make it more difficult for us to achieve profitability.

Our strategic relationship with VWR may lead to conflicts that could be detrimental to us

     Our strategic relationship with VWR may lead to conflicts that could be detrimental to us. For example, we plan to provide the greatest number and variety of products from the greatest number of suppliers possible; however, our strategic relationship with VWR may deter other suppliers, particularly those that compete directly with VWR products, from entering into agreements with us. In addition, as noted above, our agreement with VWR is nonexclusive, and it is possible that VWR could enter into similar relationships with one or more of our competitors, or develop its own purchasing solution that would compete with ours.

The Chief Executive Officer of VWR is a member of our Board of Directors, which may lead to conflicts of interest that could be detrimental to us

     Paul Nowak, the Chief Executive Officer of VWR, is a member of our board of directors. This may lead to conflicts of interest, as VWR is one of the laboratory supply industry's largest distributors and is a potential competitor of ours. In addition, VWR has entered into and may in the future enter into relationships with our competitors, other suppliers or our customers. Although we intend to have Mr. Harris excuse himself from Board discussions that involve potential conflicts of interest, we cannot be sure that this will minimize these conflicts of interests or that Mr. Nowak's' position as a member of our Board of Directors will not operate to our detriment.

If we cannot build a critical mass of suppliers and customers, we will not be able to increase our product offering and draw more customers

     Our business model depends in large part on our ability to build a critical mass of products and suppliers. To attract and maintain suppliers, we must build a critical mass of customers. However, customers must perceive value in our purchasing solution which, in part, depends upon the breadth of our product offerings from our suppliers. If we are unable to increase the number of suppliers and draw more customers to the Chemdex Marketplace, we will not be able to benefit from any network effect, where the value to each participant in the Chemdex Marketplace increases with the addition of each new participant. As a result, the overall value of the Chemdex Marketplace and our purchasing solution would be harmed, which would negatively affect our business, revenues, financial condition and results of operations.

The time it takes to sell and implement our solution is long, which could negatively affect our revenue growth, if any, and make it difficult to predict our revenues and results of operations

     A key element of our strategy is to market our solution directly to life sciences organizations, and to succeed we must satisfy the enterprise purchasing departments, the information technology groups and the individual researchers who are the users of our Internet-based purchasing solution. The time it takes to sell and implement our solution is long and we devote significant sales, marketing and management resources to the sales process without any assurance that the customer will use the Chemdex Marketplace. We are generally required to provide a significant level of education to our customers and potential customers regarding the use and benefits of our Internet-based purchasing solution. Furthermore, potential enterprise customers and a number of their departments typically engage in extensive internal reviews and analyses before making purchase decisions. The sale and implementation of our solution are subject to delays due to our customers' internal budgeting and procedures for approving capital expenditures and deploying new technologies within their networks. These delays also could impair our ability to generate revenue.

Even if enterprise customers adopt our purchasing solution, we may not increase our revenues if researchers within these enterprises do not use the Chemdex Marketplace

     Our revenues are primarily derived from purchases of life sciences research products by researchers, research assistants and other users within our enterprise customers. These persons may or may not use our Chemdex Marketplace to purchase their research products. Even if we successfully maintain existing enterprise customers and add new enterprise customers, we may not be able to increase revenues if researchers within our enterprise customers do not adopt and use the Chemdex Marketplace. Once an enterprise customer adopts our Internet-based purchasing solution, it takes time for researchers and other users within the enterprise to become aware of, learn to use and begin using our Chemdex Marketplace. The long sales cycle and the time it takes for researchers to begin using our Internet-based purchasing solution could negatively affect our revenue growth, if any, and makes it difficult to predict our results of operations. Also, our efforts to attract researchers to adopt and to increase their use of our solution may not be successful, which would limit our ability to generate revenues from these customers.

Reductions in the research and development budgets and government research funding of our customers will negatively affect our revenues

     Our purchasing solution is used by researchers and their assistants and staff at pharmaceutical and biotechnology companies, and academic and research institutions. Changes in the research and development budgets of these companies and institutions and the timing of spending under these budgets can have a significant effect on the demand for life sciences research products. These budgets are based on a wide variety of factors including the resources available to make these expenditures, the spending priorities among various types of research, and the policies regarding these expenditures during recessionary periods. Any decrease in life sciences research and development expenditures by these companies and institutions could have a negative effect on our revenues.

     A significant portion of our sales are expected to be to research scientists and entities whose funding is dependent on grants from government agencies such as the U.S. National Institutes of Health (NIH) and similar domestic and international agencies. The funding associated with approved NIH grants generally becomes available at particular times of the year, as determined by the federal government, and may result in fluctuations in our revenues and results of operations. Although NIH research funding has increased during the past several years, grants have, in the past, been frozen for extended periods or have otherwise become unavailable to various institutions, sometimes without advance notice. Furthermore, recent government proposals designed to reduce or eliminate budgetary deficits have included reduced allocations to the NIH and other government agencies that fund research and development activities. If government funding, especially NIH grants, were to become unavailable to researchers for any extended period of time, or if overall research funding were to decrease, there could be a negative effect on our business, revenues, results of operations and financial condition.

The success of our business depends on maintaining and expanding our supplier base

     Our future success depends in large part upon our ability to offer and deliver a broad and deep life sciences research product offering to our customers. We rely on independent suppliers and manufacturers for products offered through our Chemdex Marketplace. To increase the breadth of our product offering, including related products that we do not currently offer such as laboratory equipment and supplies, we must establish relationships with additional suppliers. Some potential suppliers may view us as detrimental to their business, since suppliers compete with one another and with us for sales and customers. Our agreements with suppliers are typically for one-year terms and we cannot assure you that these agreements will be renewed beyond the initial term. In addition, these suppliers are not required to accept purchase orders from us. If we fail to secure products from our suppliers or if a significant number of suppliers do not renew their agreements with us, the breadth and depth of products that we can offer users would be decreased. In addition, there are significant costs, difficulties and risks associated with adding new products in related markets, such as the difficulty of signing up new suppliers, obtaining necessary permits, complying with governmental regulation, pressures on margins, new competition and integration of these new products into the Chemdex Marketplace. These events could result in decreased adoption and use of our purchasing solution and decreased revenues, which could have a negative effect on our business, results of operations and financial condition.

     Our cost of revenues includes cost of goods payable to suppliers. We cannot assure you that our suppliers will enter into or renew agreements with us on the same or similar terms as those currently in effect or that the cost of goods payable to our suppliers will remain the same. Less favorable terms will make it difficult for us to achieve profitable operations. Any decreases in our already low gross margins will have a significant negative effect on our results of operations and financial condition.

     Our supplier agreements are nonexclusive and many of our suppliers sell their products directly to our customers. In addition, the growing reach and use of the Internet has further intensified competition in this industry. Some suppliers provide customers with direct access to products, and if suppliers, including our current suppliers, provide products to enterprise customers and their researchers at a cost lower than ours, our revenues, results of operations and financial condition could be negatively affected.

If we cannot timely and accurately add supplier product data to our purchasing solution database we may lose sales and customers, which would adversely affect our revenues

     Currently, we are responsible for loading supplier product information into our database and categorizing the information for search purposes. This process entails a number of risks, including dependence on our suppliers to provide us in a timely manner with accurate, complete and current information about their products, and to promptly update this information when it changes. We will not derive revenue from these products until these data are loaded in our system. The time period in which we estimate loading these supplier product data is a forward-looking statement that is subject to risks and uncertainties and actual results may differ materially from those described in these forward-looking statements. Timely loading of these products in our database depends upon a number of factors, including the file formats of the data provided to us by suppliers and our ability to further automate and expand our operations to accurately load these data in our product database, any of which could delay the actual loading of these products beyond the dates estimated by us.

     In addition, we are generally obligated under our supplier agreements to load updated product data onto our database for access through the Chemdex Marketplace within a specified period of time following their delivery from the supplier. Our current supplier data backlog could make it difficult for us to meet these data update obligations to our suppliers. While we intend to further automate the loading and updating of supplier data on our system, we cannot assure you that we will be able to do so in a timely manner, in part because achieving the highest level of this automation is dependent upon our suppliers' automating their delivery of product data to us. If our suppliers do not provide us in a timely manner with accurate, complete and current information about the products we offer, our database may be less useful to our customers and users and may expose us to liability. Although we screen our suppliers' information before we make it available to our customers and users, we cannot guarantee that the product information available in our Chemdex Marketplace will always be accurate, complete and current, or comply with governmental regulations. This could expose us to liability or result in decreased adoption and use of our Internet-based purchasing solution, which could reduce our revenues and therefore have a negative effect on our results of operations and financial condition.

If our suppliers do not provide timely and professional delivery of products to our customers our business will be harmed

     We also rely on our suppliers and manufacturers to deliver life sciences research products to our customers in a professional, safe and timely manner. If the products are not delivered to our customers in a professional, safe and timely manner, then our service will not meet customer expectations and our reputation and brand will be damaged. In addition, deliveries that are nonconforming, late or are not accompanied by information required by applicable law or regulations, could expose us to liability or result in decreased adoption and use of our Internet-based purchasing solution, which could have a negative effect on our business, results of operations and financial condition. Further we, and not our suppliers, typically bear the responsibility for product refunds and returns and the risk of non-collectibility of accounts receivable from our customers.

To attract customers and suppliers to our Chemdex Marketplace, we must not favor one supplier over another

     The life sciences research products market consists of a complex set of relationships among manufacturers, suppliers, distributors and customers. Adoption of our solution by suppliers and customers is dependent on their perception that we provide a neutral, unbiased marketplace to purchase and sell life sciences research products. To the extent that we are perceived by our customers or suppliers as favoring one supplier over another, customers and suppliers may lose confidence in the Chemdex Marketplace as a fair and neutral marketplace and choose alternative solutions. Our relationship with VWR, including the fact that VWR is a stockholder and is represented on our Board of Directors, may compromise the perception that we provide a neutral and unbiased marketplace for life sciences research products. Any bias, whether perceived or actual, could have a negative impact on our ability to maintain or increase our supplier base, which in turn may limit our ability to maintain or increase our customer base. This would reduce revenues and therefore have a negative impact on our business, results of operations and financial condition.

We face intense competition that could limit our ability to expand our base of customers and users

     The market for business-to-business e-commerce and Internet ordering and purchasing is new and rapidly evolving, and competition is intense and is expected to increase significantly in the future. We face competition from four main areas: other companies with e-commerce offerings, traditional suppliers and distributors of life sciences research products, life sciences companies that have developed their own purchasing solutions and enterprise software companies that offer, or may develop, alternative purchasing solutions. We may not be able to compete successfully against our current or future competitors and competition could have a material adverse effect on our business, results of operations and financial condition. Our competitors and potential competitors may develop superior Internet purchasing solutions that achieve greater market acceptance than our solution. In addition, substantially all of our prospective customers have established long-standing relationships with some of our competitors or potential competitors, including most of our suppliers. Accordingly, we cannot be certain that we will be able to expand our customer list and user base, or retain our current customers or suppliers.

Our solution and services are new and face rapid technological changes and if we do not respond appropriately, we may lose customers

     The market for our solution is characterized by rapid technological advances, evolving standards in the Internet and software markets, changes in customer requirements and frequent new product and service introductions and enhancements. As a result, our future success depends upon our ability to enhance our current Internet-based purchasing solution and services, to develop and introduce new solutions and services that will achieve market acceptance, and where necessary to integrate our Internet-based purchasing solution with our customers' enterprise resource planning systems. If we do not adequately respond to the need to develop and introduce new solutions or services, or to integrate with our customers' enterprise resource planning systems, then our business, revenues, results of operations and financial condition will be negatively affected. For example, we may lose market share and ultimately revenue as our customers switch to our competitors' offerings if:

     o we are unable to develop technology that is a success in the marketplace;

     o    our technology does not integrate with our customers' systems; and

     o our technology is surpassed by the superior technology of a competitor.

     Further, we may incur significant expense to integrate our purchasing solution with our customers' enterprise resource planning systems and business rules, and to maintain this integration as our customers' enterprise resource planning systems evolve. Failure to provide this integration may delay or altogether dissuade the market or a particular customer from adopting our Internet-based purchasing solution, which could negatively affect our revenues and therefore have a material adverse effect on our business, results of operations and financial condition.

If we do not successfully develop and timely introduce new versions of our purchasing solution in the next several months our business will be harmed

     We are currently in the process of developing and integrating new technology into our Internet-based purchasing solution as part of our planned release of several enhanced versions of the Chemdex Marketplace over the next few months. These new releases are planned to include significant enhancements to the user interfaces, database management and search technology, and security controls, and will allow us to offer VWR's products to our customers. The planned timing of introduction of new releases of our purchasing solution is a forward-looking statement that is subject to risks and uncertainties, and actual timing may differ materially from that set forth in these forward-looking statements as a result of a number of factors. Enhancing and introducing new technology into our purchasing solution involves numerous technical challenges and substantial personnel resources, and often takes many months to complete. We cannot be certain that we will be successful at enhancing or integrating this technology into our Internet-based purchasing solution on a timely basis, or in accordance with our milestones or our product release objectives. In addition, we cannot be certain that, once integrated, this technology or our Internet-based purchasing solution will function as expected. If we are unable to enhance and integrate this new technology into our purchasing solution on a timely basis, we may lose customers or experience difficulty obtaining new customers, which could adversely affect our business, revenues, financial condition and results of operations. Major enhancements and new solutions and services often require long development and testing periods.

     In addition, our Internet-based purchasing solution is complex and, despite vigorous testing and quality control procedures, may contain undetected errors or "bugs" when first introduced or updated. Any inability to timely deliver a quality solution and services could have a negative effect on our business, revenues, financial condition and results of operations.

We may not be able to determine or design the features and functionality that our enterprise customers and researchers require or prefer

     Our success depends upon our ability to accurately determine the features and functionality that our enterprise and research customers require or prefer in an e-commerce solution, and our ability to successfully design and implement purchasing solutions that include these features and functionality. If we are unable to determine or design in the features and functionality that enterprise and research customers require or prefer in an e-commerce solution, our business will be negatively affected. We have designed the Chemdex Marketplace based upon internal development efforts and feedback from a relatively limited number of enterprise and research customers. We cannot be certain, however, that the features and functionality that we currently offer in the Chemdex Marketplace, or those that we may offer in future releases of our solution, will satisfy the requirements or preferences of our current or potential enterprise and research customers.

We will need to manage our expanding business effectively in order to meet customer and investor expectations

     We have rapidly and significantly expanded our operations and expect to continue to do so. This growth has placed, and is expected to continue to place, a significant demand on our sales, marketing, managerial, operational, financial and other resources. If we cannot manage our growth effectively, it is likely that our revenues and results of operations will not meet customer and investor expectations. As of September 30, 1999, we had grown to 175 employees. We expect to hire a significant number of new employees to support our business.

     Our current information systems, procedures and controls may not continue to support our operations and may hinder our ability to exploit the market for selling products to the life sciences industry. We are in the process of implementing a new enterprise resource planning system that will replace our existing accounting and management information systems and allow for future scalability and enhancements. In addition, we anticipate requiring additional space to accommodate our growth in the next six months. We could experience interruptions to our business when we transition to the new enterprise resource planning system and when we relocate to new facilities. Even after we implement our new system and relocate to new facilities, our personnel, systems, procedures, controls and facilities may be inadequate to support our future operations.

We depend on our key personnel to manage our business effectively in a rapidly changing market

     Our performance is substantially dependent on the performance of our executive officers and other key employees. We do not have any employment agreements with our executive officers and key employees, although some of them have severance arrangements. Our failure to successfully manage our personnel requirements would have a negative effect on our business, revenues, financial condition and results of operations. We have experienced difficulty from time to time in hiring the personnel necessary to support the growth of our business, and we may experience similar difficulty in hiring and retaining personnel in the future. Six of our ten executive officers have only been employed by us since January 1999 or later. Competition for senior management, experienced sales and marketing personnel, software developers, qualified engineers and other employees is intense, and we cannot be certain that we will be successful in attracting and retaining our personnel. The loss of the services of any of our executive officers or other key employees could have a negative effect on our business. In particular, the loss of services of David Perry, our President and Chief Executive Officer, and Pierre Samec, our Chief Information Officer, would have a detrimental effect on our business. Mr. Perry is one of the co-founders and is primarily responsible for our vision and future direction, and Mr. Samec is responsible for all of our technology systems and software.

The unpredictability of our quarterly results may negatively affect the trading price of our common stock

     Our revenues and results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. As a result, you should not rely on period-to-period comparisons of revenues and results of operations as an indication of our future performance. Some of the factors that may affect our revenues and results of operations include:

     o demand for and market acceptance of our Internet-based purchasing solution and services;

     o introduction of new and enhanced purchasing solutions and services by us or our competitors;

     o    budgeting cycles of customers and users;

     o loss of one or more of our key suppliers, customers or strategic relationships;

     o changes in our pricing policy or those of our competitors or suppliers;

     o amount and timing of capital expenditures and other costs relating to the expansion of our operations;

     o    timing and number of new hires;

     o ability to comply with applicable laws and regulations or obtain necessary permits and licenses to sell or ship products to customers;

     o technical difficulties with our web site or Internet-based purchasing solution;

     o    level of activity and funding in the life sciences industry; and

     o    general economic conditions.

     We may from time to time make pricing, service or marketing decisions or enter into strategic business combinations that could have a negative effect on our business, revenues, financial condition or results of operations for any number of quarterly periods. For example, we intend to significantly expand our development and engineering expenses to improve our Internet-based purchasing solution. In addition, in order to accelerate the promotion of the Chemdex brand, we intend to increase our marketing budget significantly. These increases in expenses may negatively affect our results of operations for a number of quarterly periods and we cannot assure that these measures will increase our revenues.

     Due to our relatively short operating history we have limited meaningful historical financial data upon which to base our planned operating expenses. Accordingly, our expense levels are based in part on our expectations as to future revenues from new customers and are relatively fixed in the short term. We cannot be certain that we will be able to accurately predict our revenues, particularly in light of our limited operating history, the intense competition in the life sciences industry, and the resulting uncertainty as to the success of our business model. If we fail to accurately predict revenues in relation to fixed expense levels and we are unable to adjust our operating expenses in a timely manner in response to lower-than-expected revenues, our results of operations and financial condition could be negatively affected.

There has been no prior market for our common stock and we expect the price of our common stock to be volatile

     An active public market for our common stock may not develop or be sustained. Although the initial public offering price was determined based on several factors, the market price after the offering may vary from the initial offering price.

     The market price of the common stock may fluctuate significantly in response to a number of factors, some which are beyond our control, including:

     o    quarterly variations in our operating results;

     o changes in estimates of our financial performance by securities analysts;

     o    changes in market valuation of Internet commerce companies generally;

     o announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     o loss of a major customer, supplier or strategic partner, or failure to complete a sale of our purchasing solution to a significant customer;

     o    additions or departures of any of our key personnel;

     o    future sales of our common stock; and

     o stock market price and volume fluctuations, which are particularly common among highly volatile securities of Internet companies.

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a negative effect on our business, results of operations and financial condition.

Our business will suffer if the life sciences industry does not accept Internet solutions

     Business-to-business e-commerce is a new and emerging business practice that remains largely untested in the marketplace. Growth in the demand for our Internet-based purchasing solution and services depends on the adoption of e-commerce and Internet solutions by life sciences industry participants, which requires the acceptance of a new way of conducting business and purchasing supplies. Our business could suffer dramatically if e-commerce and Internet solutions are not accepted or not perceived to be effective.

     The Internet may not prove to be a viable commercial marketplace for the life sciences industry for a number of reasons, including:

     o inadequate development of the necessary infrastructure for Internet-based communications within life sciences organizations;

     o    security and confidentiality concerns of customers and suppliers;

     o lack of development of complementary products, such as high-speed modems and high-speed communication lines;

     o    implementation of competing purchasing solutions;

     o    lack of human contact that current, traditional suppliers provide; and

     o    governmental regulation.

The accelerated growth and increasing volume of Internet traffic may cause performance problems that may slow adoption of our Internet-based purchasing solution and the Chemdex Marketplace

     The growth of Internet traffic to very high volumes of use over a relatively short period of time has caused frequent periods of decreased Internet performance, delays and, in some cases, system outages. This decreased performance is caused by limitations inherent in the technology infrastructure supporting the Internet and the internal networks of Internet users.

     If Internet usage continues to grow rapidly, the infrastructure of the Internet and its users may be unable to support the demands of growing e-commerce usage, and the Internet's performance and reliability may decline. If our existing or potential enterprise and research customers experience frequent outages or delays on the Internet, the adoption or use of our Internet-based, e-commerce purchasing solution may grow more slowly than we expect or even decline. Our ability to increase the speed and reliability of our Internet-based purchasing solution is limited by and depends upon the reliability of both the Internet and the internal networks of our existing and potential customers. As a result, if improvements in the infrastructure supporting both the Internet and the internal networks of our enterprise customers and their researchers are not made in a timely fashion, we may have difficulty obtaining new customers, or maintaining our existing customers, either of which could reduce our potential revenues and have a negative impact on our business, results of operations and financial condition.

Security and disruption problems with the Internet or transacting business over the Internet may inhibit the growth of our Internet-based purchasing solution

     The secure transmission of confidential information over the Internet is essential to maintaining customer and supplier confidence in our Chemdex Marketplace. Customers generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet, and therefore our purchasing solution, as a means of conducting transactions. Substantial security breaches on our system could significantly harm our business. A party that is able to circumvent our security systems could misappropriate proprietary information or cause interruptions in our operations. We incur substantial expense to protect against and remedy security breaches and their consequences. Despite the implementation of security measures, our networks may be vulnerable to unauthorized and illegal access, computer viruses and other disruptive problems. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing our solution.

     Internet service providers and on-line service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. Although we intend to continue to implement industry-standard security measures, we cannot be certain that measures implemented by us will not be circumvented in the future.

     If we experience a security breach that results in the misappropriation of proprietary information maintained in our systems or if we experience interruptions in our service, our reputation and brand may be damaged and we may be exposed to a risk of loss or litigation and possible liability. Damage to our reputation and brand could cause us to lose suppliers and customers and negatively affect our business, results of operations and financial condition. Our insurance policies may not be adequate to reimburse us for losses caused by security breaches or service disruption.

System failure may cause interruption of our services

     The performance of our server and networking hardware and software infrastructure is critical to our business and reputation and our ability to process transactions, provide high quality customer service, and attract and retain customers, suppliers, users and strategic partners. Currently our infrastructure and systems are located at one site at Exodus Communications in Sunnyvale, California. We anticipate adding a mirror site at a different, distant location. Until then, we depend on our single-site infrastructure and any disruption to this infrastructure resulting from a natural disaster or other event could result in an interruption in our service, fewer transactions and, if sustained or repeated, could impair our reputation and the attractiveness of our services.

     Our systems and operations are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We do not have a formal disaster recovery plan or alternative provider of hosting services. In addition, we do not carry sufficient business interruption insurance to compensate us for losses that could occur. Any failure on our part to expand our system or Internet infrastructure to keep up with the demands of our customers and users, or any system failure that causes an interruption in service or a decrease in responsiveness of our Internet-based purchasing solution or web site, could result in fewer transactions and, if sustained or repeated, could impair our reputation and the attractiveness of our brand name, which would adversely affect our business, revenues, financial condition and results of operations.

We face year 2000 risks associated with our own systems and those of our customers, suppliers and the Internet

     Significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance problems. Any year 2000 compliance problems faced by us, our customers, suppliers and strategic partners could have a negative effect on our business, revenues, and results of operations and financial condition. In addition, our ability to operate is dependent upon delivery of accurate, electronic information via the Internet. To the extent year 2000 issues result in the long-term inoperability of the Internet, the Chemdex Marketplace or the systems of VWR, our business, revenues, financial condition and results of operations could be seriously harmed.

     Although we believe that our internally developed applications and systems are designed to be year 2000 compliant, we use third party equipment and software that may not be year 2000 compliant. In addition, until some of the billing and cash collection functions for spot buying services are transitioned to Chemdex, we are dependent upon VWR's systems for receiving payment for products purchased using the spot buying services. Failure of our applications and services, VWR's billing and collection system, or third party equipment and software that we use, to be year 2000 compliant could result in the Chemdex Marketplace not being used for purchasing life sciences research products, the termination of our customer agreements or in liability for damages, any of which could have a material adverse effect on our business, results of operations and financial condition. Many of our customers' systems with which the Chemdex Marketplace integrates may not yet be year 2000 compliant. In addition, our suppliers' systems may not be year 2000 compliant. Any negative effects on our customers' or suppliers' systems as a result of the year 2000 problem, or unknown, non-compliance of our own systems, could have a negative effect on our business, results of operations and financial condition and we do not have a formal contingency plan to address year 2000 issues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

We may require additional capital for our operations that could have a negative effect on your investment

     We currently anticipate that cash and cash equivalents at September 30, 1999, together with our existing borrowing arrangements and available funds will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. This is a forward-looking statement that is subject to risks and uncertainties and actual results may differ materially from those described in this forward-looking statement. We may need to raise additional funds in the future in order to fund rapid expansion, to pursue customer sales and implementation, to develop new or enhanced solutions and services, to respond to competitive pressures or to acquire complementary businesses, technologies or services.

     If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and these securities may have powers, preferences and rights that are senior to those of the rights of our common stock. We cannot be certain that additional financing will be available on terms favorable to us, if at all. If adequate funds are not available or not available on acceptable terms, we may be unable to fund our expansion, promote our brand identity, take advantage of unanticipated acquisition opportunities, develop or enhance services or respond to competitive pressures. Any inability to do so could have a negative effect on our business, revenues, financial condition and results of operations.

Our planned international expansion may make it more difficult to manage our business

     We expect to enter the international market. To do so, we plan to establish international operations, hire additional personnel and establish relationships with additional suppliers and partners. This expansion will require significant management attention and financial resources and could have a negative effect on our business, revenues, financial condition and results of operations. We cannot assure you that we will be able to create or sustain international demand for our Internet-based purchasing solution and services. In addition, our international business may be subject to a variety of risks, including applicable government regulation, difficulties in collecting international accounts receivable, longer payment cycles, increased costs associated with maintaining international marketing efforts, the introduction of non-tariff barriers and higher duty rates and difficulties in enforcement of contractual obligations and intellectual property rights. We cannot assure you that these factors will not have a negative effect on any future international sales and, consequently, on our business, results of operations and financial condition.

We may be exposed to product liability claims

     We face potential liability for claims based on the type and adequacy of the information and data that we obtain from suppliers and make available, and the nature of the products that we sell and distribute utilizing the Internet, including claims for breach of warranty, product liability, misrepresentation, violation of governmental regulations and other commercial claims. In particular, we bear the risk of liability for product loss, spill, or release, and resulting damages to persons and property during delivery to the customer and return by the customer to the supplier. We pass through the manufacturers' warranties on the products we distribute. Further, we bear the risk of loss of revenue from the product sale if a purchaser does not pay for a defective product. Although we maintain general liability insurance, our insurance may not cover some claims, penalties, or spills, is subject to policy limits and exclusions, and may not be adequate to fully indemnify us or our employees for any civil, governmental or criminal liability that may be imposed. Furthermore, this insurance may not be available at commercially reasonable rates in the future. Any liability not covered by our insurance or in excess of our insurance coverage could have a negative effect on our business, results of operations and financial condition. Our liability is potentially greater with respect to sales to researchers and others that are not affiliated with an enterprise customer.

     We also seek to obtain indemnification from our suppliers against some of these claims. However, the scope of the indemnification is limited, a few of our suppliers have not agreed to indemnify us and some suppliers may be unable or unwilling to indemnify us in the future. In addition, we are not in a position to monitor our suppliers' activities. Therefore, we are exposed to liability and risk for these claims.

We depend on our intellectual property rights and are subject to the risk of infringement

     Our intellectual property is important to our business, and we seek to protect our intellectual property through copyrights, trademarks, trade secrets, confidentiality provisions in our customer, supplier and strategic relationship agreements, nondisclosure agreements with third parties, and invention assignment agreements with our employees and contractors. We cannot assure that measures we take to protect our intellectual property will be successful or that third parties will not develop alternative purchasing solutions that do not infringe upon our intellectual property. In addition, we could be subject to intellectual property infringement claims by others. Our failure to protect against misappropriation of our intellectual property, or claims that we are infringing the intellectual property of third parties could have a negative effect on our business, revenues, financial condition and results of operations.

Regulation or taxation of the Internet or transacting business over the Internet may inhibit the growth of our Internet-based purchasing solution

     Due to the increasing popularity and use of the Internet and of e-commerce, it is possible that a number of taxes, laws and regulations may be adopted in the U.S. and abroad with particular applicability to the Internet and e-commerce transactions. It is possible that governments will adopt taxes and enact legislation that may be applicable to us in areas such as content, product distribution, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and re-transmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. Taxes, laws or regulations may limit the growth of the Internet, dampen e-commerce and reduce the number of transactions, increase our cost of doing business or increase our legal exposure. Any of these factors could have a negative effect on our business, revenues, and results of operations and financial condition.

Item 3.  Qualitative and Quantitative Disclosure about Market Risk

     Our sales from inception to date have been made to U.S. Customers and, as a result, we have not had any exposure to factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets.
However, in future periods, we expect to sell in foreign markets. As our sales are made in U.S. dollars, a strengthening of the U.S. dollar could make our products less competitive in foreign markets.

     At September 30, 1999, our cash and cash equivalents consisted primarily of money market funds and commercial paper held by large institutions in the U.S.


                                 USE OF PROCEEDS

     The proceeds from the sale of the Common Stock offered by this Prospectus are solely for the account of the Selling Stockholders. We will not receive any proceeds from the sale of these shares.

                              PLAN OF DISTRIBUTION

     Certain of the Shares covered by this Prospectus are restricted and may not be sold by the Selling Stockholders until these restrictions lapse. We have a repurchase right with respect to these restricted shares, which right generally lapses at a rate of 25% on the first anniversary of the date of grant of the award of the Shares by the Company to the Selling Stockholders and as to 1/48th of the shares each month after the first anniversary, provided that the holder continues to provide services to the Company as an employee or consultant. The registration statement registering the Shares for resale is being filed to enable the Selling Stockholders, if they choose, to sell their Shares once such restrictions have lapsed in the public market from time to time. All Shares held by the Selling Stockholders have been included on the registration statement and are covered by this Prospectus even though some portion of these shares will continue to be restricted and subject to our repurchase right for some time following the date of this Prospectus.

     It is anticipated that Selling Stockholders who do choose to resell their Shares may offer the Shares in the manner set forth on the cover page of this Prospectus, from time-to-time, through broker-dealers or agents designated by the Selling Stockholders. Any broker-dealer acquiring Shares from a Selling Stockholder may sell the Shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis, or to its customers. Any such sales may be at prices then prevailing on the Nasdaq National Market or other applicable securities exchange, at prices related to such prevailing market prices, at negotiated prices or a combination of such pricing methods. The costs of any such sales will be borne by the Selling Stockholders. The costs of registering the Shares under the Securities Act are being borne by the Company.

     In connection with any sales covered by this Prospectus, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. To the Company's knowledge, no specific brokers or dealers have been designated by any Selling Stockholder nor has any agreement been entered into regarding brokerage commissions or for the exclusive sale of any securities which may be offered pursuant to this Prospectus.

     We have advised the Selling Stockholders that the anti-manipulation rules under Regulation M of the Exchange Act may apply to sales of the Shares in the market. We have also informed the Selling Stockholders of the possible need for delivery of copies of this Prospectus to prospective purchasers. Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares as principal in a transaction, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

     Shares being sold pursuant to this Prospectus must be sold by the Selling Stockholders in compliance with Rule 144(e) of the Securities Act, which limits the amount of securities that can be sold by any one person (and others whose stock would be aggregated with the stock owned by such person) in any three-month period to the greater of:

     o 1% of the shares of our outstanding Common Stock as shown by our most recently filed report or statement we have filed with the SEC; or

     o the average weekly reported volume of trading in our Common Stock as reported on Nasdaq during the four calendar weeks immediately preceding the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker.

     In addition, any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under that Rule rather than pursuant to this Prospectus.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information as of January 4, 2000 with respect to the Selling Stockholders. The following table assumes that the Selling Stockholders sell all of the shares offered by this Prospectus. We are unable to determine the exact number of shares that actually will be sold.

     The number and percentage of shares beneficially owned is based on 32,783,152 shares outstanding at January 4, 2000 determined in accordance with Rule 13d-3 of the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power, and also includes shares which an individual has the right to acquire within 60 days of January 4, 2000 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentages shown are based upon all shares registered hereunder being sold.

                                                                                Shares Beneficially Owned
                           Shares Beneficially Owned Prior  Shares Offered by             After
Selling Stockholder                to the Offering           this Prospectus          the Offering
------------------         -------------------------------  -----------------   -------------------------
                                Number      Percent                               Number      Percent
                                ------      -------                               ------      -------
Martin Cassidy                  25,000         *                25,000            25,000         *
Kamal Dharmani                   6,000         *                 6,000             6,000         *
Jennifer Edsell                  5,000         *                 5,000             5,000         *
Justine Fenwick                 69,000         *                15,000            15,000         *
Martha Greer                   225,000         *               225,000           225,000         *
Gina Harris                      3,350         *                 3,350             3,350         *
George Langer                    8,000         *                 8,000             8,000         *
Dennis Reno                     25,000         *                25,000            25,000         *
Christopher Snideman            10,000         *                10,000            10,000         *
Eric Stutzman                    6,000         *                 3,500             6,000         *
Raul Vazquez                    11,000         *                11,000            11,000         *
Ben Villatore                   14,000         *                14,000            14,000         *
Cindy Vindasius                 40,000         *                15,000            40,000         *
David Weber                    200,000         *               200,000           200,000         *
Trudy Bresner                    7,250         *                 7,250             7,250         *
Dennis Crow                     25,695         *                 6,250            25,695         *
Steve A. Draper                  2,000         *                 2,000             2,000         *
Kristine M. McLaughlin           1,000         *                 1,000             1,000         *
Robin Reed                      26,500         *                16,000            26,500         *
Sandy Smith                      2,500         *                 2,500             2,500         *
**Includes other Shares          4,380         *                 4,380             4,380         *
            Total:                                             605,230

______________________________
*    Less than 1%
** Certain nonaffiliates who are not listed above may use this Prospectus to resell shares of Common Stock held by them provided the aggregate number of shares which they may resell does not exceed 1,000 shares. The total number of shares listed above includes shares that may be sold by such persons.

     While some or all of the Selling Stockholders listed above may be deemed to be affiliates of the Company, neither the Company nor such Selling Stockholders admit that the persons listed as Selling Stockholders are, in fact, affiliates of the Company.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock offered by this Prospectus will be passed upon by Venture Law Group, A Professional Corporation, Menlo
Park, California.   As of the date of this Registration Statement, employees of
Venture Law Group and an investment partnership affiliated with Venture Law Group beneficially own an aggregate of 76,285 shares of the Registrant's Common Stock.

                   Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     The Company's Restated Certificate of Incorporation limits the liability of directors to the full extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

     The Company intends to enter into agreements which indemnify its directors and executive officers. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                               TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION......................................   4
THE COMPANY..............................................................   5
RISK FACTORS.............................................................   9
USE OF PROCEEDS..........................................................  23
PLAN OF DISTRIBUTION.....................................................  23
SELLING STOCKHOLDERS.....................................................  25
LEGAL MATTERS............................................................  26
INDEMNIFICATION OF DIRECTORS AND OFFICERS................................  26

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

     The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:
      ----------

     (a) The Registrant's Prospectus filed on July 28, 1999 pursuant to Rule 424(b) of the Securities Act, which contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

     (b) All other reports we have filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since July 28, 1999, including our quarterly report on Form 10-Q for the quarter ended September 30, 1999 (as filed on November 12,
1999) and a current report on Form 8-K dated January 25, 2000.

     All documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which documents are deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing (except that no document shall be deemed to be incorporated by reference if filed after the filing of a post-effective amendment which deregisters securities then remaining unsold).

     (c) The description of our Common Stock contained in a Form 8-A filed with the SEC under the Exchange Act on July 23, 1999, including any amendment or report filed for the purpose of updating such description; and All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.  Description of Securities.  Not applicable.
         -------------------------

Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------

     As of the date of this Registration Statement, employees of Venture Law Group and an investment partnership affiliated with Venture Law Group beneficially own an aggregate of 76,285 shares of the Registrant's Common Stock.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     The Company's Restated Certificate of Incorporation limits the liability of directors to the full extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

     The Company intends to enter into agreements which indemnify its directors and executive officers. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.


Item 7.  Exemption from Registration Claimed.  Not applicable.
         -----------------------------------------------------

Item 8.  Exhibits.
         --------


           Exhibit
           Number
           ------

            5.1  Opinion of Venture Law Group, a Professional Corporation.

           23.1 Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1).

           23.2  Consent of Independent Auditors (see p.33 )

           24.1  Powers of Attorney (see p.32).


Item 9.  Undertakings.
         -------------

     The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           [Signature Pages Follow]

                                   SIGNATURE


     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Chemdex Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on January 28, 2000.


                                   Chemdex Corporation


                                   By:  /s/ James G. Stewart
                                        ------------------------------------
                                         James G. Stewart
                                         Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David P. Perry and James G. Stewart, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-facts and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                        Title                             Date
              ---------                        -----                             ----
/s/ David P. Perry                  President Chief Executive Officer and      January 28, 2000
----------------------------------  Director (Principal Executive Officer)
David P. Perry

/s/ James G. Stewart                Chief Financial Officer and Assistant      January 28, 2000
----------------------------------  Secretary (Principal Financial and
James G. Stewart                    Accounting Officer)

/s /Charles R. Burke                Director                                   January 28, 2000
----------------------------------
Charles R. Burke

/s/ Brook H. Byers                  Chairman of the Board                      January 28, 2000
----------------------------------
Brook H. Byers

/s/ Jonathan D. Callaghan           Director                                   January 28, 2000
----------------------------------
Jonathan D. Callaghan

/s/ Paul Nowak                      Director                                   January 28, 2000
----------------------------------
Paul Nowak

/s/ John A. Pritzker                Director                                   January 28, 2000
----------------------------------
John A. Pritzker

/s/ Naomi O. Seligman               Director                                   January 28, 2000
----------------------------------
Naomi O. Seligman

/s/ L. John Wilkerson               Director                                   January 28, 2000
----------------------------------
L. John Wilkerson

                                                                  EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1998 Stock Option Plan of Chemdex Corporation of our report dated May 7, 1999 (except for note 9, as to which the date is July 23, 1999) with respect to the consolidated financial statements and schedule of Chemdex Corporation included in its Registration Statement (Form S-1) and related Prospectus as filed with the Securities and Exchange Commission on July 26, 1999.


                                                         /s/ Ernst & Young LLP

San Jose, California
    January 31, 2000
__________________________________

                                INDEX TO EXHIBITS

  Exhibit
  Number
  ------

    5.1  Opinion of Venture Law Group, a Professional Corporation

   23.1  Consent of Venture Law Group, a Professional Corporation
         (included in Exhibit 5.1).

   23.2  Consent of Independent Auditors (see p.33).

   24.1  Power of Attorney (see  p.32)